Exhibit 99.1

The Hanover Reports Third Quarter Results

Third Quarter Highlights

•
Combined ratio of 104.4%; combined ratio, excluding catastrophes(1), of 90.7%
•
Catastrophe losses of $195.8 million, or 13.7 points of the combined ratio, driven by severe convective storm activity in the Midwestern United States, with hail and wind damage representing the majority of reported losses and primarily impacting Personal Lines
•
Net premiums written increase of 6.0%*, with contributions from each segment
•
Renewal price increases(2) of 18.0% in Personal Lines, including 23.4% in homeowners, as well as increases of 12.9% in Specialty and 11.8% in Core Commercial
•
Rate increases(2) of 10.7% in Personal Lines, 9.2% in Core Commercial and 8.4% in Specialty
•
Loss and loss adjustment expense (LAE) ratio of 74.2%, 3.6 points above the prior-year quarter, driven by higher catastrophe losses
•
Current accident year loss and LAE ratio, excluding catastrophes(3), of 60.6%, 3.5 points below the prior-year quarter and slightly better than the company’s expectations
•
Net investment income of $84.2 million, up 15.3% from the prior-year quarter, primarily due to higher bond reinvestment rates and the continued investment of operational cashflows
•
Book value per share of $59.21, down 5.4% from June 30, 2023, primarily due to a decrease in the fair value of fixed maturity investments

WORCESTER, Mass., Nov. 1, 2023 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $8.6 million, or $0.24 per diluted share, in the third quarter of 2023, compared to net income of $0.5 million, or $0.01 per diluted share, in the prior-year quarter. Operating income(4) was $6.8 million, or $0.19 per diluted share, in the third quarter of 2023, compared to operating income of $35.7 million, or $0.99 per diluted share, in the prior-year quarter.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

“While severe weather adversely impacted third quarter results for us and the industry, we are pleased with our underlying performance, which demonstrates the inherent strengths of our business and the effectiveness of our margin recapture plan,” said John C. Roche, president and chief executive officer at The Hanover. “Our positive momentum is reflective of our enhanced underlying margins in Core Commercial, the continuing strength of our Specialty franchise and improvements in personal auto. These achievements give us even greater confidence in our ability to dramatically enhance performance in Personal Lines and the company overall. The personal lines market remains exceptionally firm, positioning us to achieve additional price increases, reshape our book of business and reach our target profitability objectives.”

“We also have taken decisive action to respond to elevated catastrophe loss trends,” said Roche. “We introduced increased all-peril as well as wind and hail deductibles on targeted new business in the third quarter, and are on track to deliver these adjustments on renewals in early 2024.”

“Our 90.7% third quarter combined ratio, excluding catastrophes, represented an improvement of 3.5 points, compared to the third quarter of 2022, and an improvement of two points sequentially,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “This result was driven by markedly improved property loss experience in Core Commercial, as well as exceptional performance in our Specialty segment, which delivered an ex-CAT combined ratio of 81.3%. We achieved personal auto and home renewal price changes of 14% and 23%, respectively. In addition, we delivered net investment income of $84.2 million in the quarter, driven by an approximate 19% increase in net investment income in our fixed maturity portfolio. We expect the higher interest rate environment to help drive additional growth in net investment income in the future, adding significant earnings power to our business. Looking ahead, we are well-positioned in the market, with a proven business strategy, broad and innovative capabilities, tremendous distribution partners, strong balance sheet, and exceptional talent, which will enable us to execute on our long-term targets while delivering increased value for our shareholders.”

	Three months ended		Nine months ended
	September 30		September 30
($ in millions, except per share data)	2023	2022	2023	2022
Net premiums written	$1,596.4	$1,505.4	$4,464.7	$4,150.5
Growth	6.0%	9.5%	7.6%	9.8%
Net premiums earned	$1,431.1	$1,331.2	$4,222.8	$3,888.8

Current accident year loss and LAE ratio, excluding catastrophes(3)	60.6%	64.1%	61.4%	61.2%
Prior-year development ratio	(0.1)%	(0.3)%	(0.2)%	(0.5)%
Catastrophe ratio	13.7%	6.8%	15.0%	5.5%
Expense ratio(5)	30.2%	30.4%	30.5%	30.8%
Combined ratio	104.4%	101.0%	106.7%	97.0%
Combined ratio, excluding catastrophes	90.7%	94.2%	91.7%	91.5%
Current accident year combined ratio, excluding catastrophes	90.8%	94.5%	91.9%	92.0%

Net income (loss)	$8.6	$0.5	$(72.6)	$128.1
per diluted (basic) share	0.24	0.01	(2.03)	3.54
Operating income (loss)	6.8	35.7	(56.9)	237.3
per diluted (basic) share	0.19	0.99	(1.59)	6.57

Book value per share	$59.21	$64.84	$59.21	$64.84
Ending shares outstanding (in millions)	35.8	35.6	35.8	35.6

Third Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $43.1 million in the third quarter of 2023, compared to $25.2 million in the third quarter of 2022. The Core Commercial combined ratio was 98.7%, compared to 101.3% in the prior-year quarter. Catastrophe losses in the third quarter of 2023 were $44.6 million, or 8.6 points of the combined ratio, driven primarily by hail and wind damage in the Midwestern United States. This compared to catastrophe losses of $32.7 million, or 6.6 points, in the prior-year quarter.

Third quarter 2023 results included net unfavorable prior-year reserve development, excluding catastrophes, of $2.7 million, or 0.5 points, primarily driven by commercial auto and commercial multiple peril. This compared to $1.3 million, or 0.3 points, in the third quarter of 2022.

Core Commercial current accident year combined ratio, excluding catastrophes, decreased 4.8 points to 89.6% in the third quarter of 2023, from 94.4% in the prior-year quarter, primarily driven by a lower underlying loss ratio. The current accident year loss and LAE ratio, excluding catastrophes, of 56.3%, decreased 5.4 points from the prior-year quarter, driven by the benefit of earned pricing above loss trends and consistently lower large losses in commercial multiple peril middle market business following the execution of underwriting actions.

The expense ratio increased by 0.6 points to 33.3% in the third quarter of 2023, compared to the prior-year quarter, primarily due to continued strategic business investments, as well as timing of certain expenses in the prior-year quarter, which were partially offset by fixed cost leverage from premium growth.

Net premiums written were $589.4 million in the quarter, up 4.2% from the prior-year quarter, consisting of 6.8% growth in small commercial and 1.7% in middle market. In the third quarter, Core Commercial renewal price increases averaged 11.8%, while average rate increases were 9.2%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2023	2022	2023	2022
Net premiums written	$589.4	$565.9	$1,641.5	$1,546.7
Growth	4.2%	5.9%	6.1%	7.6%
Net premiums earned	$517.4	$492.7	$1,540.4	$1,447.5
Operating income before taxes	43.1	25.2	114.4	159.6
Loss and LAE ratio	65.4%	68.6%	66.6%	63.1%
Expense ratio	33.3%	32.7%	33.1%	32.7%
Combined ratio	98.7%	101.3%	99.7%	95.8%
Prior-year development ratio	0.5%	0.3%	0.4%	(0.5)%
Catastrophe ratio	8.6%	6.6%	9.2%	4.8%
Combined ratio, excluding catastrophes	90.1%	94.7%	90.5%	91.0%
Current accident year combined ratio, excluding catastrophes	89.6%	94.4%	90.1%	91.5%

Specialty

Specialty operating income before income taxes was $70.3 million in the third quarter of 2023, compared to $46.9 million in the third quarter of 2022. The Specialty combined ratio was 83.4%, compared to 89.2% in the prior-year quarter. Catastrophe losses in the third quarter of 2023 were $6.9 million, or 2.1 points of the combined ratio, compared to $8.6 million, or 2.8 points, in the prior-year quarter.

Third quarter 2023 results included net favorable prior-year reserve development, excluding catastrophes, of $5.0 million, or 1.6 points, driven primarily by lower-than-expected losses in our professional and executive lines claims-made business. This compared to $5.1 million, or 1.7 points, in the prior-year quarter.

Specialty current accident year combined ratio, excluding catastrophes, decreased 5.2 points to 82.9% in the third quarter of 2023, from 88.1% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased 5.8 points to 47.8% in the third quarter of 2023, driven by the benefit of earned pricing above loss trends, lower incidence of large losses in our Hanover specialty industrial business and lower-than-expected losses in Marine.

The expense ratio increased by 0.6 points to 35.1% in the third quarter of 2023, compared to the prior-year quarter, primarily due to continued strategic business investments, as well as timing of certain expenses in the prior-year quarter, which were partially offset by fixed cost leverage from premium growth.

Net premiums written were $338.7 million in the quarter, up 2.9% from the prior-year quarter, inclusive of the non-renewal of certain programs within Specialty property and casualty due to lower-than-expected performance. In the third quarter, Specialty renewal price increases averaged 12.9%, while average rate increases were 8.4%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2023	2022	2023	2022
Net premiums written	$338.7	$329.1	$988.4	$934.2
Growth	2.9%	12.6%	5.8%	12.0%
Net premiums earned	$321.7	$303.3	$953.2	$880.6
Operating income before taxes	70.3	46.9	173.0	142.1
Loss and LAE ratio	48.3%	54.7%	52.0%	53.7%
Expense ratio	35.1%	34.5%	35.2%	35.1%
Combined ratio	83.4%	89.2%	87.2%	88.8%
Prior-year development ratio	(1.6)%	(1.7)%	(3.7)%	(2.2)%
Catastrophe ratio	2.1%	2.8%	3.9%	2.6%
Combined ratio, excluding catastrophes	81.3%	86.4%	83.3%	86.2%
Current accident year combined ratio, excluding catastrophes	82.9%	88.1%	87.0%	88.4%

Personal Lines

Personal Lines operating loss before income taxes was $100.4 million in the third quarter of 2023, compared to operating loss before income taxes of $18.8 million in the third quarter of 2022. The Personal Lines combined ratio was 120.8%, compared to 107.3% in the prior-year quarter. Catastrophe losses in the third quarter of 2023 were $144.3 million, or 24.4 points of the combined ratio, driven primarily by hail and wind damage in the Midwestern United States that significantly impacted the company’s homeowners book of business. This compared to catastrophe losses of $48.8 million, or 9.1 points of the combined ratio, in the prior-year quarter.

Prior-year reserve development was immaterial in the third quarter of both the current and prior years.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased 1.8 points to 96.4% in the third quarter of 2023, from 98.2% in the prior-year quarter primarily driven by a lower current accident year loss and LAE ratio, excluding catastrophes, and expense ratio.

The current accident year loss and LAE ratio, excluding catastrophes, decreased 0.8 points from the prior-year quarter to 71.5%. On a sequential basis, the current accident year loss and LAE ratio, excluding catastrophes, decreased 1.0 point from the second quarter of 2023, driven by the benefit of earned pricing outpacing loss trends in personal auto. Homeowners current accident year loss and LAE ratio, excluding catastrophes, remained elevated in the third quarter of 2023, as the benefit of earned pricing was offset by prudent ultimate severity assumptions due to recent volatility of loss patterns in the line.

The expense ratio decreased by 1.0 point to 24.9% in the third quarter of 2023, compared to the prior-year quarter, primarily due to lower variable agency compensation and fixed cost leverage from premium growth.

Net premiums written were $668.3 million in the quarter, up 9.5% from the prior-year quarter, driven primarily by renewal price change. Personal Lines renewal price increases averaged 18.0%, while average rate increases were 10.7%. Policies in force in the third quarter were relatively flat compared to the second quarter of 2023.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2023	2022	2023	2022
Net premiums written	$668.3	$610.4	$1,834.8	$1,669.6
Growth	9.5%	11.3%	9.9%	10.8%
Net premiums earned	$592.0	$535.2	$1,729.2	$1,560.7
Operating income (loss) before taxes	(100.4)	(18.8)	(341.1)	20.3
Loss and LAE ratio	95.9%	81.4%	98.1%	76.0%
Expense ratio	24.9%	25.9%	25.6%	26.6%
Combined ratio	120.8%	107.3%	123.7%	102.6%
Prior-year development ratio	-	-	1.2%	0.5%
Catastrophe ratio	24.4%	9.1%	26.2%	7.7%
Combined ratio, excluding catastrophes	96.4%	98.2%	97.5%	94.9%
Current accident year combined ratio, excluding catastrophes	96.4%	98.2%	96.3%	94.4%

Investments

Net investment income was $84.2 million for the third quarter of 2023, an increase of $11.2 million compared to the prior-year quarter, primarily due to higher bond reinvestment rates and continued investment of operational cashflows. Total pre-tax earned yield on the investment portfolio for the third quarter 2023 was 3.55%, up from 3.21% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 3.37% for the third quarter of 2023, up from 3.02% in the prior-year quarter.

Net realized and unrealized investment losses recognized in earnings were $6.1 million in the third quarter of 2023, primarily driven by the change in fair value of equity securities. This compared to net realized and unrealized investment losses recognized in earnings of $44.9 million in the third quarter of 2022.

The company held $8.9 billion in cash and invested assets on September 30, 2023. Fixed maturities and cash represented approximately 89% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. As of September 30, 2023, net unrealized losses on the fixed maturity portfolio were $917.2 million before income taxes, a decrease in fair value of $139.7 million since June 30, 2023.

Shareholders’ Equity and Capital Actions

On September 30, 2023, book value per share was $59.21, down 5.4% from June 30, 2023, primarily due to a decrease in the fair value of fixed maturity investments and to a lesser extent, the quarterly ordinary dividend. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax(6), was $79.38 at September 30, 2023, compared to $79.68 at June 30, 2023. During the quarter, the company did not repurchase any shares of common stock. The company has approximately $330 million of remaining capacity under its existing share repurchase program.

On September 30, 2023, operating subsidiary’s statutory capital and surplus was $2.50 billion. This compared to statutory capital and surplus of $2.51 billion on June 30, 2023.

Earnings Conference Call

The company will host a conference call to discuss its third quarter results on Thursday, November 2, at 10:00 a.m. E.T. A presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Michael F. Buckley mibuckley@hanover.com 1-508-855-3099	Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Reported Segments

Continuing operations include four operating segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: professional and executive lines, specialty property and casualty (“Specialty P&C”), marine, and surety and other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, excess and surplus lines, and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, and the operations of the holding company, as well as a block of run-off voluntary assumed property and casualty pools business in which the company has not actively participated since 1995, and run-off direct asbestos and environmental business.

Financial Supplement

The Hanover's third quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

The Hanover Insurance Group, Inc.
Consolidated Income Statements	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2023	2022	2023	2022
Revenues
Premiums earned	$1,431.1	$1,331.2	$4,222.8	$3,888.8
Net investment income	84.2	73.0	250.5	220.4
Net realized and unrealized investment gains (losses):
Net realized losses from sales and other	(0.9)	(0.1)	(1.9)	(16.3)
Net change in fair value of equity securities	(5.2)	(29.1)	(13.4)	(106.1)
Impairments on investments:
Credit-related impairments	-	(1.4)	(6.2)	(1.5)
Losses on intent to sell securities	-	(14.3)	(10.3)	(14.8)
	-	(15.7)	(16.5)	(16.3)
Total net realized and unrealized investment losses	(6.1)	(44.9)	(31.8)	(138.7)
Fees and other income	7.4	7.0	23.2	19.4
Total revenues	1,516.6	1,366.3	4,464.7	3,989.9

Losses and expenses
Losses and loss adjustment expenses	1,061.5	939.6	3,218.8	2,572.6
Amortization of deferred acquisition costs	296.6	277.1	878.1	809.3
Interest expense	8.5	8.5	25.6	25.5
Other operating expenses	150.9	140.6	451.3	423.8
Total losses and expenses	1,517.5	1,365.8	4,573.8	3,831.2
Income (loss) from continuing operations before income taxes	(0.9)	0.5	(109.1)	158.7
Income tax expense (benefit)	(9.1)	(0.1)	(35.3)	30.0
Income (loss) from continuing operations	8.2	0.6	(73.8)	128.7
Discontinued operations (net of taxes):
Income from discontinued Chaucer business	0.4	-	1.2	-
Loss from discontinued life businesses	-	(0.1)	-	(0.6)
Net income (loss)	$8.6	$0.5	$(72.6)	$128.1

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	September 30	December 31
($ in millions)	2023	2022
Assets
Total investments	$8,559.7	$8,509.8
Cash and cash equivalents	294.5	305.0
Premiums and accounts receivable, net	1,771.4	1,601.4
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,992.2	1,964.5
Other assets	1,616.6	1,530.3
Assets of discontinued businesses	80.6	84.1
Total assets	$14,315.0	$13,995.1
Liabilities
Loss and loss adjustment expense reserves	$7,329.8	$7,012.6
Unearned premiums	3,188.1	2,954.2
Debt	783.0	782.4
Other liabilities	791.4	802.0
Liabilities of discontinued businesses	106.4	110.2
Total liabilities	12,198.7	11,661.4
Total shareholders’ equity	2,116.3	2,333.7
Total liabilities and shareholders’ equity	$14,315.0	$13,995.1

The following is a reconciliation from operating income (loss) to net income (loss)(4)(7):

The Hanover Insurance Group, Inc.
	Three months ended September 30				Nine months ended September 30
	2023		2022		2023		2022
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share*	$ Amount	Per Share (Diluted)
Operating income (loss)
Core Commercial	$43.1		$25.2		$114.4		$159.6
Specialty	70.3		46.9		173.0		142.1
Personal Lines	(100.4)		(18.8)		(341.1)		20.3
Other	0.7		0.6		1.2		1.3
Total	13.7		53.9		(52.5)		323.3
Interest expense	(8.5)		(8.5)		(25.6)		(25.5)
Operating income (loss) before income taxes	5.2	$0.15	45.4	$1.26	(78.1)	$(2.18)	297.8	$8.24
Income tax benefit (expense) on operating income (loss)	1.6	0.04	(9.7)	(0.27)	21.2	0.59	(60.5)	(1.67)
Operating income (loss) after income taxes	6.8	0.19	35.7	0.99	(56.9)	(1.59)	237.3	6.57
Non-operating items:
Net realized losses from sales and other	(0.9)	(0.03)	(0.1)	-	(1.9)	(0.06)	(16.3)	(0.45)
Net change in fair value of equity securities	(5.2)	(0.14)	(29.1)	(0.81)	(13.4)	(0.38)	(106.1)	(2.93)
Impairments on investments:
Credit-related impairments	-	-	(1.4)	(0.04)	(6.2)	(0.17)	(1.5)	(0.04)
Losses on intent to sell securities	-	-	(14.3)	(0.39)	(10.3)	(0.29)	(14.8)	(0.42)
	-	-	(15.7)	(0.43)	(16.5)	(0.46)	(16.3)	(0.46)
Other non-operating items	-	-	-	-	0.8	0.02	(0.4)	(0.01)
Income tax benefit on non-operating items	7.5	0.21	9.8	0.27	14.1	0.40	30.5	0.84
Income (loss) from continuing operations, net of taxes	8.2	0.23	0.6	0.02	(73.8)	(2.07)	128.7	3.56
Discontinued operations (net of taxes):
Income from Chaucer business	0.4	0.01	-	-	1.2	0.04	-	-
Loss from discontinued life businesses	-	-	(0.1)	(0.01)	-	-	(0.6)	(0.02)
Net income (loss)	$8.6	$0.24	$0.5	$0.01	$(72.6)	$(2.03)	$128.1	$3.54
Dilutive weighted average shares outstanding		36.1		36.1		36.1		36.1
Basic weighted average shares outstanding		35.8		35.6		35.7		35.6

*Per share data is calculated using basic shares outstanding due to antidilution.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “target profitability,” “target margins,” “moving forward,” “confident,” “will,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•
The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; interest rate assumptions, renewal price change, rate, and/or the effective tax rate;
•
The company’s ability to deliver on expectations set forth related to target margins, target returns and/or return to target profitability in total or by line of business;
•
The company’s ability to deliver on its long-term targets, including, but not limited to, return on equity;
•
The lingering impacts of the global pandemic (“Pandemic”) and general economic and sociopolitical conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, changes in claims frequency as a result of fluctuations in economic activity, and/or severity from higher cost of repairs due to, among other things, supply chain disruptions and inflation;
•
Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;
•
Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, and severe weather including wildfires, hurricanes, terrorism, civil unrest, winter storms, tornados, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;
•
Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;
•
Changes in frequency and loss severity trends in Core Commercial, Specialty and/or Personal Lines;

•
Ability to manage the impact of inflationary pressures, as a result of and following the Pandemic, global market disruptions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, labor, and materials;
•
The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;
•
Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•
Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•
Risks and uncertainties with respect to our ability to retain profitable policies in force and attract profitable policies and to increase rates commensurate with, or in excess of, loss trends;
•
Mix improvement, underwriting initiatives, coverage restrictions, non-renewals, changes in terms and conditions, and pricing segmentation, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement or repair costs, and/or social movements;
•
The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and
•
Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic, inflationary pressures and corresponding governmental and/or central banking initiatives taken in response thereto, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•
Changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, the use of data, technology and artificial intelligence, policy terms and conditions, payment flexibility, and regions where the company has geographical concentrations;

•
Heightened volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates and other factors that affect investment returns from the investment portfolio;
•
Recessionary economic periods that may inhibit the company’s ability to increase pricing or renew business, or otherwise impact the company’s results, and which may be accompanied by higher claims activity in certain lines;
•
Data security and privacy incidents, including, but not limited to, those resulting from a malicious cyber-security attack on the company or its business partners and service providers, or intrusions into the company’s systems, including cloud-based data storage, or data sources;
•
Adverse claims experience, including those driven by large or increased frequency and/or severity of catastrophe events, including those related to wildfires, winter storms, hurricanes, terrorism, civil unrest, riots or other severe weather;
•
The limitations and assumptions used to model non-catastrophe property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;
•
Changes in weather patterns and severity, whether as a result of global climate change, or otherwise, causing a higher level of losses from weather events to persist;
•
Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;
•
The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates, or provide credits or return premium to insureds;
•
Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;
•
Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•
Competition, particularly from competitors who have resource and capability advantages;
•
The global macroeconomic environment, including inflation, recessionary effects, global trade disputes, war, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;
•
Adverse state and federal regulation, legislative and/or regulatory actions (including significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation across the country related to business interruption and workers’ compensation coverages, premium grace periods and returns, changes to terms and conditions, and rate actions);
•
Financial ratings actions, in particular, downgrades to the company’s ratings;

•
Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks on or breaches of the company’s systems and/or impacting our outsourcing relationships and third-party operations, or resulting in claim payments (including from products not intended to provide cyber coverage);
•
Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations;
•
The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in discontinued operations); and,
•
Continuing risks and uncertainties associated with the impact of the Pandemic and related general economic conditions

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 38 of the company’s Annual Report on Form 10-K for the year ended December 31, 2022, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income (loss), operating income (loss) before interest expense and income taxes, operating income (loss) per diluted (basic) share, and components of the combined ratio, both excluding and/or including catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2022 Annual Report on pages 63-66.

Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. They are defined as net income (loss) excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income (loss), as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income (loss) also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income (loss) is the sum of the segment income (loss) from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four segments, “operating income (loss)” is the segment income (loss) before both interest expense and income taxes. The company also uses “operating income (loss) per diluted (basic) share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution. The company believes that metrics of operating income (loss) and operating income (loss) in relation to its four segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income (loss) from continuing operations is the most directly comparable GAAP measure for operating income (loss) (and operating income (loss) before income taxes) and measures of operating income (loss) that exclude the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for income (loss) from continuing operations or net income (loss) determined in accordance with GAAP. A reconciliation of operating income (loss) to income (loss) from continuing operations and net income (loss) for the relevant periods is included on page 10 of this news release and in the Financial Supplement.

The company may provide measures of operating income (loss) and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events including, but is not limited to, hurricanes, tornados, windstorms, earthquakes, hail, severe winter weather, freeze events, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Book value per share is total shareholders’ equity divided by the number of common shares outstanding. Book value per share excluding net unrealized gains and losses related to fixed maturity investments, net of tax, is total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses on fixed maturities and market risk divided by the number of common shares outstanding.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. This and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.” A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

	Three months ended
	September 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	98.7%	83.4%	120.8%	104.4%
Less: Catastrophe ratio	8.6%	2.1%	24.4%	13.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.1%	81.3%	96.4%	90.7%
Less: Prior-year reserve development ratio	0.5%	(1.6)%	-	(0.1)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	89.6%	82.9%	96.4%	90.8%
	September 30, 2022
Total combined ratio (GAAP)	101.3%	89.2%	107.3%	101.0%
Less: Catastrophe ratio	6.6%	2.8%	9.1%	6.8%
Combined ratio, excluding catastrophe losses (non-GAAP)	94.7%	86.4%	98.2%	94.2%
Less: Prior-year reserve development ratio	0.3%	(1.7)%	-	(0.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	94.4%	88.1%	98.2%	94.5%

	Nine months ended
	September 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	99.7%	87.2%	123.7%	106.7%
Less: Catastrophe ratio	9.2%	3.9%	26.2%	15.0%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.5%	83.3%	97.5%	91.7%
Less: Prior-year reserve development ratio	0.4%	(3.7)%	1.2%	(0.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.1%	87.0%	96.3%	91.9%
	September 30, 2022
Total combined ratio (GAAP)	95.8%	88.8%	102.6%	97.0%
Less: Catastrophe ratio	4.8%	2.6%	7.7%	5.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.0%	86.2%	94.9%	91.5%
Less: Prior-year reserve development ratio	(0.5)%	(2.2)%	0.5%	(0.5)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.5%	88.4%	94.4%	92.0%

(2)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, specific inflationary changes or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies charged at renewal caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies at renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(3)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown below.

	Three months ended
	September 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	65.4%	48.3%	95.9%	74.2%
Less:
Prior-year reserve development ratio	0.5%	(1.6)%	-	(0.1)%
Catastrophe ratio	8.6%	2.1%	24.4%	13.7%
Current accident year loss and LAE ratio, excluding catastrophes	56.3%	47.8%	71.5%	60.6%

	September 30, 2022
Total loss and LAE ratio	68.6%	54.7%	81.4%	70.6%
Less:
Prior-year reserve development ratio	0.3%	(1.7)%	-	(0.3)%
Catastrophe ratio	6.6%	2.8%	9.1%	6.8%
Current accident year loss and LAE ratio, excluding catastrophes	61.7%	53.6%	72.3%	64.1%

	Nine months ended
	September 30, 2023
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	66.6%	52.0%	98.1%	76.2%
Less:
Prior-year reserve development ratio	0.4%	(3.7)%	1.2%	(0.2)%
Catastrophe ratio	9.2%	3.9%	26.2%	15.0%
Current accident year loss and LAE ratio, excluding catastrophes	57.0%	51.8%	70.7%	61.4%

	September 30, 2022
Total loss and LAE ratio	63.1%	53.7%	76.0%	66.2%
Less:
Prior-year reserve development ratio	(0.5)%	(2.2)%	0.5%	(0.5)%
Catastrophe ratio	4.8%	2.6%	7.7%	5.5%
Current accident year loss and LAE ratio, excluding catastrophes	58.8%	53.3%	67.8%	61.2%

(4)
Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. The reconciliation of operating income (loss) and operating income (loss) per diluted (basic) share to the closest GAAP measures, income (loss) from continuing operations and income (loss) from continuing operations per diluted (basic) share, respectively, is provided on the preceding pages of this news release.

(5)
Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(6)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure. Book value per share is the most directly comparable GAAP measure and is reconciled in the table below.

	Period ended
	June 30	September 30
	2023	2023

Book value per share	$62.62	$59.21
Less: Net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, per share	(17.06)	(20.17)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$79.68	$79.38

Change in book value per share		(5.4)%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		(0.4)%

(7)
The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.